Exhibit 99.1

Geron Appoints David Greenwood President, Interim CEO and Director

New Leadership Structure to Reflect Geron’s Transition to Mid-Stage Clinical Development Company

Conference Call/Webcast Scheduled for 10:00 A.M. EST Today

MENLO PARK, Calif.--(BUSINESS WIRE)--February 9, 2011--Geron Corporation (Nasdaq:GERN) today announced a new leadership structure that reflects the company’s progression into mid-stage clinical development of multiple therapeutic product candidates.

Effective immediately, David L. Greenwood, Geron’s chief financial officer, becomes president, interim chief executive officer and a member of the board of directors. Hoyoung Huh, M.D., Ph.D., a director of the company, becomes executive chairman. Alexander E. Barkas, Ph.D., chairman of the board, moves to the role of lead independent director. In conjunction with the implementation of the new leadership structure, Thomas B. Okarma, Ph.D., M.D., has left as Geron’s president and chief executive officer and director of the company. Dr. Okarma will remain with the company as a consultant.

“We are grateful to Tom for his 13 years of scientific leadership, as reflected in the company’s development of multiple product candidates that are in preclinical and clinical testing today,” said Dr. Barkas. “Our objective now is to intensify the focus of our business plan to fully resource the development programs and clinical trials. We want to accomplish this objective in a manner that maintains alignment of the company’s goals with shareholder interests.”

“As a board member of Geron, I have been extremely impressed with not only the breakthrough medicine and product opportunities, but also by the talent and commitment of the organization,” said Dr. Huh. “As executive chairman, I plan to work with the management team, the board and the employees to advance product-oriented strategies and collaboration-based growth of the company."

In their new roles, Mr. Greenwood will work with Drs. Huh and Barkas to develop and implement clinical product development plans consistent with the company’s business objectives. Mr. Greenwood is a proven biotech executive with experience in strategy, deal-making, capital-raising and management of company operations. He has served as Geron’s executive vice president and continues to serve as chief financial officer.

As lead independent director, Dr. Barkas will provide active leadership on behalf of the independent directors of the board. He is a founding investor of Geron and currently managing director of Prospect Venture Partners, a venture capital firm.

As the company’s executive chairman, Dr. Huh will work closely with Mr. Greenwood and Geron’s senior management. Dr. Huh brings substantial biotechnology and pharmaceutical business and product development experience across therapeutic areas. He is chairman of the board of directors of BiPar Sciences, Inc., a wholly-owned subsidiary of sanofi-aventis, and serves on the boards of several privately held companies. He was previously a member of the board of directors, chief operating officer, and head of the PEGylation business unit at Nektar Therapeutics. Prior to joining Nektar, Dr. Huh was a partner at McKinsey & Company, working with biotechnology and biopharmaceutical clients.

“I am pleased that as I transition my role at Geron, the company is positioned to pursue strategic collaborative agreements to accelerate the development of novel therapeutic candidates in oncology and regenerative medicine,” said Dr. Okarma. “I look forward to my consulting role with the company as I explore other opportunities to contribute to the advancement of important biopharmaceutical industry developments in the future.”

Conference Call and Audio Webcast

David Greenwood, Alex Barkas and Hoyoung Huh will host a conference call and audio webcast at 7:00 a.m. PST/10:00 a.m. EST today. Participants can access the conference call via telephone by dialing 866-314-5050 (U.S.) or 617-213-8051 (international). The passcode is 93771756. The audio webcast presentation is available at http://phx.corporate-ir.net/playerlink.zhtml?c=67323&s=wm&e=3737650.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with a compound designed to penetrate the blood-brain barrier. The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron’s plans for future clinical development programs and strategic collaborative development relationships, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2010 and annual report on Form 10-K for the year ended December 31, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com